EXHIBIT 21.1

SUBSIDIARIES OF REALNETWORKS, INC.

Name of Subsidiary	Jurisdiction of Incorporation
Atrativa Latin America Ltda.	Brazil
Backstage Technologies Incorporated	British Columbia, Canada
Beijing RealNetworks Technology Co. Ltd.	China
Game Trust, Inc.	Delaware
HiFind Systems AG	Germany
Listen.com, Inc.	California
Mr. Goodliving Ltd.	Finland
PT RealNetworks Indonesia	Indonesia
Game House Europe B.V. (formerly RealGames Europe B.V. and Zylom Media Group B.V.)	The Netherlands
RealNetworks Asia Pacific Co., Ltd. (formerly WiderThan Co., Ltd.)	Republic of Korea
RealNetworks Australia Pty. Limited	Australia
RealNetworks Digital Music of California, Inc.	California
RealNetworks Dijital Medya Yazilim Limited Sirketi	Turkey
RealNetworks Finland Oy	Finland
RealNetworks Global, Inc.	Delaware
RealNetworks GmbH	Germany
RealNetworks GmbH (formerly Sony NetServices GmbH)	Austria
RealNetworks Hong Kong, Limited	Hong Kong
RealNetworks India Pvt. Ltd.	India
RealNetworks International SARL	Luxembourg
RealNetworks Investments LLC	Delaware
RealNetworks K.K.	Japan
RealNetworks Korea, Ltd.	Republic of Korea
RealNetworks Ltd.	United Kingdom
RealNetworks of Brazil LtdA	Brazil
RealNetworks of Mexico, S. de R.L. de C.V.	Mexico
RealNetworks Singapore Pte. Limited	Singapore
RealNetworks, SARL	France
Rhapsody International Inc.	Delaware
Rhapsody International SARL	Luxembourg
Ring Back Tones Australia Pty. Limited	Australia
RN Acquisition Corp.	Washington
RN Gemco, Inc.	Delaware
RN International Holdings B.V.	The Netherlands
RN International Holdings C.V.	The Netherlands
Syncredible, Inc.	Delaware
TM Acquisition LLC	Delaware
Trymedia Systems Sociedad Limitada	Spain
Varia LLC	Delaware
WiderThan UK Ltd.	United Kingdom